Exhibit 5.1

Pepper Hamilton LLP

Attorneys at Law

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

April 29, 2005

U.S.I. Holdings Corporation

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, New York 10510

Re:	U.S.I. Holdings Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to a Registration Statement on Form S-8 of U.S.I. Holdings Corporation (the “Company”) which is being filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

The Registration Statement covers 734,961 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), which may be issued pursuant to the Bonus Plan of Summit Global Partners, Inc., effective January 12, 2005 (the “Plan”).

In connection with our representation of the Company, as a basis for our opinions hereinafter set forth, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the exhibits thereto, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-laws, the Plan and such certificates, records, statutes and other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable. This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

Our opinion set forth above is limited to the General Corporation Law of the State of Delaware, as amended, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the federal securities laws, each as in effect on the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ PEPPER HAMILTON LLP

PEPPER HAMILTON LLP